EXHIBIT 4.1

                       AMENDMENT NO. 1 TO CREDIT AGREEMENT

     This Amendment No. 1 to Credit Agreement ("Amendment") dated as of January 30, 2004 by and among the lenders signatories hereto ("Banks"), Comerica Bank as agent for the Banks (in such capacity, "Agent"), and Starcraft Corporation, an Indiana corporation ("Company").

                                    RECITALS

     A. Company and Banks entered into that certain Credit Agreement dated as of January 16, 2004 ("Agreement").

     B. The parties desire to amend the Agreement.

     NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

     1. Section 13.10 of the Agreement is amended to read in its entirety as follows:

          "13.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by the affected Bank and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,
     (b) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) waive any Event of Default specified in Section 9.1(a) or
     Section 9.1(b) hereof, (d) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in all or substantially all or any material part of the Collateral (other than the release or deferral of any leasehold mortgage which shall be approved by the Majority Banks) or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral or guaranty in connection with any sale or other transfer by Company or any Subsidiary which is permitted under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks,
     (e) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly

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     provided in this Agreement or any other Loan Document,  (f) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of "Borrowing Base", "Percentage", "Majority Banks" or this Section 13.10. Notwithstanding the foregoing, (A) no amendment, waiver or consent, shall unless signed by all Banks, modify or change Sections 7.9 through 7.13 inclusive, at any time when there are two or fewer Banks; (B) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; (C) no amendment, waiver, or consent shall, unless in writing and signed by the Issuing Bank, affect the rights or duties of the Issuing Bank under Article 3 hereof and (D) no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like)."

     2. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's powers, have been duly authorized, are not in contravention of law or the terms of the Company's Articles of Organization or Operating Agreement and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the representations and warranties of Company set forth in Sections 6.1 through 6.23 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof; and (c) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

     3. This Amendment shall be effective upon execution hereof by Company, Agent and the Banks.

     4. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     5. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.



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     WITNESS  the  due  execution  hereof  as of the day and  year  first  above written.

COMERICA BANK, as Agent                     STARCRAFT CORPORATION



By: /s/ Michael H. Cliff                    By: /s/ Joseph E. Katona, III
   ---------------------------------           --------------------------------
         Michael H. Cliff

Its: Vice President                         Its: Chief Financial Officer




BANKS:                                      COMERICA BANK



                                            By: /s/ Michael H. Cliff
                                               ---------------------------------
                                                 Michael H. Cliff

                                            Its: Vice President